Exhibit 99.1

SUSTAINABLY MEETING THE CHALLENGES OF WATER SUPPLY AND COMFORT COOLING

Basis of Presentation These presentation materials (“Presentation Materials”) are provided for informational purposes only and have been prepared to assist interested parties in a proposed private placement in making their own evaluation with respect to an investment in connection with a potential business combination among Montana Technologies LLC ("Montana Technologies“ or “MT”), Power & Digital Infrastructure Acquisition II Corp . ("XPDB") and the other parties thereto and related transactions (the "Potential Business Combination") and for no other purpose . By accepting, reviewing or reading these Presentation Materials, you will be deemed to have agreed to the obligations and restrictions set out below . No Offer or Solicitation These Presentation Materials and any oral statements made in connection with these Presentation Materials do not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any vote, consent or approval in any jurisdiction in connection with the Potential Business Combination or any related transactions, nor shall there be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction . These Presentation Materials do not constitute either advice or a recommendation regarding any securities . No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933 , as amended (the "Securities Act") or an exemption therefrom . No Representations and Warranties No representations or warranties, express, implied or statutory, are given in, or in respect of, these Presentation Materials, and no person may rely on the information contained in these Presentation Materials . Any data on past performance or modeling contained herein is not an indication as to future performance . This data is subject to change . Each recipient agrees and acknowledges that these Presentation Materials are not intended to form the basis of any investment decision by such recipient and do not constitute investment, tax or legal advice . Recipients of these Presentation Materials are not to construe its contents, or any prior or subsequent communications from or with XPDB, Montana Technologies, or their respective representatives as investment, legal or tax advice . Each recipient should seek independent third party legal, regulatory, accounting and/or tax advice regarding these Presentation Materials . In addition, these Presentation Materials do not purport to be all - inclusive or to contain all of the information that may be required to make a full analysis of Montana Technologies or the Potential Business Combination . Recipients of these Presentation Materials should each make their own evaluation of Montana Technologies, and of the relevance and adequacy of the information and should make such other investigations as they deem necessary . XPDB and Montana Technologies assume no obligation to update the information in these Presentation Materials . Each recipient also acknowledges and agrees that the information contained in these Presentation Materials (i) is preliminary in nature and is subject to change, and any such changes may be material and (ii) should be considered in the context of the circumstances prevailing at the time and has not been, and will not be, updated to reflect material developments which may occur after the date of these Presentation Materials . To the fullest extent permitted by law, in no circumstances will Montana Technologies, XPDB, or any of their respective subsidiaries, stockholders, affiliates, representatives, partners, directors, officers, employees, advisers or agents be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of these Presentation Materials, its contents, its omissions, reliance on the information contained within it or on opinions communicated in relation thereto or otherwise arising in connection therewith . These Presentation Materials discuss trends and markets that Montana Technologies' leadership team believes will impact the development and success of Montana Technologies based on its current understanding of the marketplace and each recipient acknowledges this information is preliminary in nature and subject to change . Industry and Market Data Industry and market data used in these Presentation Materials, including information about Montana Technologies' total addressable market, has been obtained from third - party industry publications and sources as well as from research reports prepared for other purposes . Neither XPDB nor Montana Technologies has independently verified the data obtained from these sources and cannot assure you of the reasonableness of any assumptions used by these sources or the data's accuracy or completeness . DISCLAIMERS

Forward Looking Statements Certain statements in these Presentation Materials may be considered “forward - looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and within the meaning of the federal securities laws with respect to the proposed business combination between XPDB and Montana Technologies, including statements regarding the benefits of the proposed business combination, the anticipated timing of the proposed business combination, the likelihood and ability of the parties to successfully consummate the proposed business combination, the amount of funds available in the trust account as a result of shareholder redemptions or otherwise, the impact, cost and performance of the AirJoule tm technology once commercialized, the services offered by Montana Technologies and the markets in which Montana Technologies operates, business strategies, debt levels, industry environment, potential growth opportunities, the effects of regulations and XPDB’s or Montana Technologies’ projected future results . These forward - looking statements generally are identified by the words “believe,” “predict,” “project,” “potential,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “should,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions) . Forward - looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties . Many factors could cause actual future events to differ materially from the forward - looking statements in this document, including but not limited to : (i) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of XPDB securities ; (ii) the risk that the proposed business combination may not be completed by XPDB’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by XPDB ; (iii) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by XPDB’s stockholders, the satisfaction of the minimum aggregate transaction proceeds amount following redemptions by XPDB’s public stockholders and the receipt of certain governmental and regulatory approvals ; (iv) the failure to obtain financing to complete the proposed business combination and to support the future working capital needs of Montana Technologies ; (v) the effect of the announcement or pendency of the proposed business combination on Montana Technologies’ business relationships, performance, and business generally ; (vi) risks that the proposed business combination disrupts current plans of Montana Technologies and potential difficulties in Montana Technologies’ employee retention as a result of the proposed business combination ; (vii) the outcome of any legal proceedings that may be instituted against XPDB or Montana Technologies related to the agreement and the proposed business combination ; (viii) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination ; (ix) the ability to maintain the listing of the XPDB’s securities on the NASDAQ ; (x) the price of XPDB’s securities, including volatility resulting from changes in the competitive and highly regulated industries in which Montana Technologies plans to operate, variations in performance across competitors, changes in laws and regulations affecting Montana Technologies’ business and changes in the combined capital structure ; (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, including the possibility of cost overruns or unanticipated expenses in development programs, and the ability to identify and realize additional opportunities ; (xii) the enforceability of Montana Technologies’ intellectual property, including its patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security ; and (xiii) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward - Looking Statements” in XPDB’s Annual Reports on Form 10 - K, Quarterly Reports on Form 10 - Q and Current Reports on Form 8 - K that are available on the website of the Securities and Exchange Commission (the “SEC”) at www . sec . gov and other documents filed, or to be filed with the SEC by XPDB, including the Registration Statement on Form S - 4 initially filed by XPDB with the SEC on August 8 , 2023 (as the same may be amended, the “Registration Statement”) . The foregoing list of factors is not exhaustive . There may be additional risks that neither XPDB or Montana Technologies presently know or that XPDB or Montana Technologies currently believe are immaterial that could also cause actual results to differ from those contained in the forward - looking statements . You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in XPDB’s definitive proxy statement contained in the Registration Statement (as defined below), including those under “Risk Factors” therein, and other documents filed by XPDB from time to time with the SEC . These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward - looking statements . Forward - looking statements speak only as of the date they are made . Readers are cautioned not to put undue reliance on forward - looking statements, and XPDB and Montana Technologies assume no obligation and, except as required by law, do not intend to update or revise these forward - looking statements, whether as a result of new information, future events, or otherwise . Neither XPDB nor Montana Technologies gives any assurance that either XPDB or Montana Technologies will achieve its expectations . DISCLAIMERS

Trademarks These Presentation Materials contain trademarks, service marks, trade names and copyrights of third parties, which are the property of their respective owners . The use or display of third parties' trademarks, service marks, trade names or products in these Presentation Materials are not intended to, and do not imply, a relationship with XPDB or Montana Technologies, an endorsement or sponsorship by or of XPDB or Montana Technologies, or a guarantee that Montana Technologies or XPDB will work or will continue to work with such third parties . Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in these Presentation Materials may appear without the TM, SM, R or C symbols, but such references are not intended to indicate, in any way, that XPDB, Montana Technologies, or the any third - party will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, trade names and copyrights . Financial Information The financial information and data contained in this Presentation is unaudited and does not conform to Regulation S - X promulgated under the Securities Act . Accordingly, such information and data may be adjusted in or may be presented differently in any proxy statement or registration statement to be filed by XPDB with the SEC . Additional Information about the Proposed Transaction and Where to Find It In connection with the proposed business combination, XPDB has filed with the SEC the Registration Statement, which includes a preliminary prospectus and preliminary proxy statement of XPDB . The definitive proxy statement/final prospectus and other relevant documents will be sent to all XPDB stockholders as of a record date to be established for voting on the proposed business combination and the other matters to be voted upon at a meeting of XPDB’s stockholders to be held to approve the proposed business combination and other matters (the “Special Meeting”) . XPDB may also file other documents regarding the proposed business combination with the SEC . The definitive proxy statement/final prospectus will contain important information about the proposed business combination and the other matters to be voted upon at the Special Meeting and may contain information that an investor will consider important in making a decision regarding an investment in XPDB’s securities . Before making any voting decision, investors and security holders of XPDB and other interested parties are urged to read the Registration Statement and the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination . Investors and security holders will also be able to obtain free copies of the definitive proxy statement/final prospectus and all other relevant documents filed or that will be filed with the SEC by XPDB through the website maintained by the SEC at www . sec . gov, or by directing a request to XPDB, 321 North Clark Street, Suite 2440 , Chicago, IL 60654 , or by contacting Morrow Sodali LLC, XPDB’s proxy solicitor, for help, toll - free at (800) 662 - 5200 (banks and brokers can call collect at (203) 658 - 9400 ) . INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN . ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE . Participants in the Solicitation XPDB, Montana Technologies and certain of their respective directors and executive officers may be deemed participants in the solicitation of proxies from XPDB’s stockholders with respect to the proposed business combination . A list of the names of those directors and executive officers of XPDB and a description of their interests in XPDB is set forth in XPDB’s Annual Reports on Form 10 - K, Quarterly Reports on Form 10 - Q and Current Reports on Form 8 - K . Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed business combination may be obtained by reading the Registration Statement . The documents described in this paragraph are available free of charge at the SEC’s website at www . sec . gov, or by directing a request to XPDB, 321 North Clark Street, Suite 2440 , Chicago, IL 60654 . DISCLAIMERS

Risk Factors For a non - exhaustive description of the risks relating to an investment in a private placement in connection with the Potential Business Combination please review "Risk Factors" at the end of this presentation . Changes and Additional Information in Connection with SEC Filings The information in these Presentation Materials has not been reviewed by the SEC and certain information may not comply in certain respects with SEC rules . As a result, the information in the Registration Statement may differ from these Presentation Materials to comply with SEC rules . The Registration Statement will include substantial additional information about Montana Technologies and XPDB not contained in these Presentation Materials . Once filed, the information in the Registration Statement will update and supersede the information presented in these Presentation Materials . INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE POTENTIAL BUSINESS COMBINATION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN . ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE . Interests of XPDB’s Directors and Officers in the Merger In addition to the interests of XPDB’s directors and officers described in XPDB’s Annual Reports on Form 10 - K, Quarterly Reports on Form 10 - Q and Current Reports on Form 8 - K, certain members of the board of directors and executive officers of XPDB, the Sponsor, including its directors and executive officers, and their affiliates have interests in the Potential Business Combination that are different from, or in addition to, those of XPDB stockholders generally . In particular : 1. Patrick Eilers, the Chief Executive Officer of XPDB and a member of its board of directors, serves as an advisor to Montana Technologies 2. XPDB will have the right to appoint two members of the initial board of directors following the Business Combination, one of whom will be Patrick Eilers 3. TEP Montana, LLC, an affiliate of Mr. Eilers, is a minority investor in Montana Technologies with board observation rights DISCLAIMERS

Slide 6 Montana Technologies | October 2023 TRANSACTION SUMMARY SUMMARY OF PROPOSED TRANSACTION • Montana Technologies has created a transformational technology that provides significant energy efficiency gains in heating, ventilation, and air conditioning (“HVAC”) and air to potable water applications, all through its proprietary AirJoule tm units – Addresses two of the world’s most problematic issues: demand for energy - efficiency and reduction of refrigerants for HVAC and water stress • Power & Digital Infrastructure Acquisition II Corp. (Nasdaq: "XPDB") is a blank - check company focused on clean tech solutions, supported by long - time energy investor, Pat Eilers (Transition Equity Partners, LLC), and professionals from global advisory firm XMS Capital Partners, LLC, led by Ted Brombach • Montana Technologies and XPDB are combining to raise capital and continue executing on a commercialization strategy with key commercial partners – namely BASF and CATL today and other potential partners in the future – to manufacture AirJoule tm units – Montana Technologies shareholders are rolling 100% of their equity into the combined company – Transaction proceeds are being retained in the business • $500 million Pro Forma Enterprise Value at $10.00 per share (1) – Represents a highly attractive entry valuation relative to market opportunity and peer group metrics • Montana Technologies expects to raise $100 million of gross proceeds, which is expected to be sufficient to fund operations through commercialization, production and deployment XPDB has identified Montana Technologies as a highly differentiated and scalable technology provider that is developing solutions to provide a cleaner energy future across two enormous addressable markets – HVAC and water 1. Excludes earnout provision of up to $200 million at $10.00 per share that may be earned by Montana Technologies’ existing shareholders within 5 years after closing based on annualized EBITDA milestones expected from completion of new production capacity.

INVESTMENT HIGHLIGHTS

Montana Technologies

- **Transformational Technology:** 5 – 10x energy reduction, air-to-water and HVAC solutions
  - Applications across dehumidification, atmospheric water generation and evaporative cooling help solve two of the world's most problematic issues: demand for energy-efficient HVAC and water stress
- **Leading Partnerships:**
  - Partnerships help accelerate manufacturing of materials and components as well as provide product validation and commercialization

Pacific Northwest National Laboratory · BASF · CATL

- **Capital Efficient and Highly Scalable Business Model:** <$50 million capex investment expected to generate ~$100 million EBITDA per line
  - Montana Technologies expects to self-fund future production lines through capital-efficient production
- **Large Addressable Market:** >$100 billion air-to-water and $355 billion HVAC markets
  - Scaling to base case production lines would represent a de minimis proportion of the ~$455 billion market
- **Key Components Plan:** Deliver proprietary technology for OEM assembly
  - MOF-coated contactors to be sold in combination with air pumps, vacuum compressors and water vapor condensers
- **Strong Management:** Team supported by some of the nation's leading scientists in this area
  - Combined 140+ years of experience across commercialization, finance, operations and research

Montana Technologies

Montana Technologies | October 2023 Slide 7

MONTANA TECHNOLOGIES

EXPERIENCED TEAM WITH STRONG TRACK RECORD

MANAGEMENT



Matt Jore
Founder, CEO

- Over 30 years of experience successfully founding and leading innovative product-based companies
- Founded Core Innovation, predecessor to Montana Technologies
- Previously founded Jore Corporation, a power tool and accessories manufacturer that exceeded ~$50 million annual revenue
- Led Jore Corporation through a successful IPO



Jeff Gutke
CFO

- Over 25 years of financial, operational and technical experience
- Founder of Doxey Capital, a private investment and advisory services firm
- Former Managing Director for Talara Capital and a member of the firm's investment committee
- Previously worked at Denham Capital, J.M. Huber Corporation, and Aquila Energy Capital Corporation



Dan Gabig
VP Business Development

- Over 30 years in financial management and strategic corporate development
- Financial management at Alumax Inc., a multinational aluminum manufacturer; Scios Inc./Cal Bio, a biotechnology & biopharmaceutical company; Jore Corporation, a power tool accessories manufacturer; and Core Innovation



Pete McGrail
CTO

- Former staff member at Pacific Northern National Lab ("PNNL") 39 years, attaining the position of Laboratory Fellow
- Managed Applied Functional Materials group at PNNL
- Has received five research grant awards from the U.S. Department of Energy's ("DOE") Advanced Research Projects Agency-Energy, more than any other researcher in the U.S.



JJ Jenks
VP Operations

- Over 20 years of research experience
- Co-inventor of AirJoule^{tm} and the Harmonic Adsorption Recuperative Power System
- Team member in the developed applications for Metal-organic framework nanomaterials
- Expertise in thermal fluid sciences

Montana Technologies

Montana Technologies | October 2023 Slide 8

MONTANA TECHNOLOGIES' STRATEGIC GLOBAL PARTNERSHIPS

Pacific Northwest NATIONAL LABORATORY

BASF

CATL

PNNL scientists conceived Self-Regenerating Dehumidifier

- Montana Technologies holds worldwide exclusive rights to Self-Regenerating Dehumidifier patents
- Montana Technologies has added its own significant advancements and holds independent intellectual property that allows for heating, cooling, and ultra low cost harvesting of fresh water from air
- PNNL has validated performance of AirJoule^{tm} prototypes in the lab's environmental test facilities

Badische Anilin und Sodafabrik ("BASF") is the world's largest chemical producer with facilities around the world

- Montana Technologies and BASF have implemented a development agreement for the production of engineered super-porous materials that are applied as a coating to AirJoule^{tm} contactors to perform the energy and water-harvesting function
- BASF has successfully produced coatings for AirJoule^{tm} prototypes and is now scaling the processes for mass-production
- Montana Technologies is executing its ongoing development agreement for global manufacturing and supply

CATL is one of the world's largest Lithium-ion electric vehicle battery manufacturers

- CATL and Montana Technologies have executed a joint venture, CAMT Climate Solutions ("CAMT"), to manufacture and commercialize AirJoule^{tm} to reduce CO_2 emissions, especially in Asia [(1)]
- Montana Technologies completed its Series A investment led by CATL and its Series B investment led by an affiliate of Transition Equity Partners in cooperation with CATL

TRANSITION EQUITY PARTNERS

Transition Equity Partners provides holistic support for the energy transition

1. Montana Technologies' joint venture with CATL provides for a 50/50 ownership split and 50/50 sharing of profits in various countries, but provides a 60/40 split of profits in favor of CATL with respect to sales in China. That 50/50 split can be adjusted over time based on the respective capital contributions to the joint venture entity from the parties.

Montana Technologies

Montana Technologies | October 2023 Slide 9

Slide 10 Montana Technologies | October 2023 Demand for Air Conditioning (1) Water Stress (2) SOLVING DEMAND FOR AIR CONDITIONING & WATER STRESS AIRJOULE tm ADDRESSES TWO OF THE WORLD’S MOST PROBLEMATIC ISSUES: AIR CONDITIONING AND WATER STRESS 1. Solving the Global Cooling Challenge; https://rmi.org/wp - content/uploads/2018/11/Global_Cooling_Challenge_Report_2018.pdf 2. http s://w ww. statista.com/chart/2614 0 /water - stress - projections - global/ Where Water Stress is Expected to Be Highest by 2040

Slide 11 Montana Technologies | October 2023 July 11, 2023 The Associated Press (2) EPA Enforcing Stricter Limits on Hydrofluorocarbons (“HFCs”) NEW GOVERNMENT LEGISLATION IS FURTHERING THE NEED FOR AN AIRJOULE tm SYSTEM June 24, 2023 GlobeNewswire (1) ASHRAE Approves Airborne Infection Risk Mitigation Standard for Buildings July 21, 2023 The Washington Post (3) U.S. Government Proposes Rule to Make Water Heaters More Efficient What are HFCs? • Highly potent greenhouse gases commonly used in refrigerators and air conditioners What is being done to limit HFCs? • More than 130 countries have signed a global agreement to phase down production and use of HFCs by 85% over the next 13 years What does the latest rule do? • This rule builds on a 10% reduction required by the end of this year and requires a 40% overall reduction through 2028 • Officials said refrigeration and air conditioning systems sold in the U.S. will emit far fewer HFCs as a result of the rule, the second step in a 15 - year phasedown of chemicals that once dominated refrigeration and cooling What is ASHRAE Standard 241? • Establishes minimum requirements to reduce the risk of disease transmission by exposure to infectious aerosols in buildings Why is the new standard important? • Standard 241 breaks new ground by setting requirements for equivalent clean airflow rate, the flow rate of pathogen free air flow into occupied areas of a building that would have the same effect as the total of outdoor air, filtration of indoor air, and air disinfection by technologies such as germicidal ultraviolet light ─ This approach allows the user of the standard flexibility to select combinations of technologies to comply with the standard that best satisfy their economic constraints and energy use goals Explanation of the new proposal: • Under the terms of the proposal, new electric storage water heaters in the most common size would have to use heat pumps and some gas - fired instantaneous heaters would have to use condensing technology Implications of the new proposal: • Water heating accounts for about 13% of U.S. consumers’ annual residential energy use and utility costs • The change would reduce harmful carbon dioxide emissions by 501 million metric tons over a 30 - year period, while saving Americans $198 billion over the same timespan, equivalent to $11.4 billion on their energy and water bills each year, or an average $1,868 over the life of their electric heater Note: AirJoule tm is a dehumidifier that provides for high moisture - removal efficiency while using less electrical energy compared to conventional dehumidifiers. 1. “ASHRAE Approves Groundbreaking Standard to Reduce the Risk of Disease Transmission in Indoor Spaces,” GlobeNewswire. "ASHRAE" refers to the American Society of Heating, Refrigerating and Air - Conditioning Engineers. 2. “EPA sets stricter limits on hydrofluorocarbons used in refrigerators, air conditioners,” The Associated Press. 3. “New rule aims to make outdated home water heaters cheaper and greener,” The Washington Post.

THE TECHNOLOGY BREAKTHROUGH

HOW AIRJOULEtm ENABLES COMMERCIALIZATION OF METAL ORGANIC FRAMEWORKS ("MOFs")

- MOFs have enormous water uptake, holding more than half their weight in water
- Montana Technologies has engineered a proprietary MOF (MTMOF1) that is coated onto aluminum contactors, one of our key components
- In an AirJouletm system, the MOF Coated aluminum contactors are placed into twin chambers that are open to incoming humid air in one cycle and closed in an alternate cycle



MOF Molecular Structure: Enormous Surface Area



Cutaway of MOF Coated Contactor




KOBALT

AirJouletm System

Montana Technologies

Montana Technologies | October 2023 Slide 12

AIRJOULE[tm] TRANSFORMATIONAL TECHNOLOGY

	Conventional Systems	Improvements	AirJoule[tm]
Atmospheric Water Harvesting	Energy intensive vapor compression (**450 WH/L**)	**5 - 10x ENERGY REDUCTION** (1)	Expected **45 - 90 WH/L** of water harvesting
Dehumidified Air	**121-year-old** vapor compressor / refrigerant **450 WH/L** of water removal	**5 - 10x ENERGY REDUCTION** (1)	Expected **45 - 90 WH/L** of water removal
Cooling	Evaporative cooling Does not work in humid climates Consumes water	**WORKS IN ALL CLIMATES** **WATER POSITIVE**	**Eliminates refrigerant** Works in humid and arid climates Produces its own water **COP of up to 15** (1)(2)

1. Based on internal calculations of expected performance.
2. COP is the ratio of thermal energy conditioned to Watt hour of electrical input.

Montana Technologies

Montana Technologies | October 2023 Slide 13

Slide 14 Montana Technologies | October 2023 HOW AIRJOULE tm WORKS AIR IN, WATER AND COOLED, DEHUMIDIFIED AIR OUT CURRENT UNIT IN TESTING DELIVERS UP TO 200 LITERS PER DAY AT 130 WATT HOURS / LITER (“WH/L“) TARGETED PRODUCTION UNIT EXPECTED TO DELIVER UP TO 360 LITERS PER DAY AT BETWEEN 45 – 90 WH/L OUTPUT: 1. WATER OUTPUT: 3. COOLING Water Desorption in closed chamber 3 4 5 6 7 1 2 3 4 AirJoule tm draws humid air into the open chamber Proprietary MOF Coated contactors adsorb water vapor in open chamber Simultaneous with step 2, the heat of adsorption is transferred to closed chamber to assist desorption Proprietary air pump draws vacuum on the closed chamber 5 Proprietary vacuum compressor pulls water vapor from the contactors in the closed chamber and slightly pressurizes it Proprietary condenser produces pure water Alternating cycle between chambers happens every 5 minutes 6 7 1 2 INPUT: HUMID AIR Water Adsorption in open chamber OUTPUT: 2. DEHUMIDIFIED AIR

Slide 15 Montana Technologies | October 2023 THE TECHNOLOGY BREAKTHROUGH AIRJOULE tm ENABLES THE AMAZING CHARACTERISTICS OF ENGINEERED SUPER - POROUS MATERIALS TO BE REALIZED MOFs are super adsorbent materials Thermal constraints have limited the potential of MOFs in historical dehumidification efforts First, when MOFs take up (adsorb) water vapor, they generate heat (heat of adsorption). This heat goes into the airstream…not good for cooling Next, the MOF must release (desorb) the water vapor to continue the cycle and historical efforts have required substantial energy to provide heat to do this…not good for economics AirJoule tm solves the issues of energetics AirJoule tm ’s proprietary pressure swing system integrates adsorption and desorption functions, so the heat of adsorption can be used to assist desorption under vacuum, eliminating the need for additional energy The result is a dramatic reduction in energy and cost, production of water, and reduction of CO 2 emissions

AIRJOULEtm COMPARATIVE ANALYSIS (1)(2)

AIRJOULEtm IS A TRANSFORMATIONAL TECHNOLOGY WITH APPLICATIONS ACROSS COMMERCIAL DEHUMIDIFICATION, ATMOSPHERIC WATER GENERATION AND COOLING

Commercial Dehumidification

AirJouletm is expected to cost less than 50% of the upfront cost and use dramatically lower electricity than conventional dehumidification systems. AirJouletm also generates water and its additionality should generate material carbon credits

Purchase Cost of Dehumidification System

< 50% of Competing Systems	**~$13,395 (3)**	**~$25,400 (4)**
AirJouletm Unit	Dewpoint Control System	Silica Gel Desiccant System

AirJouletm Annual Energy Cost Savings

$5,898 - $6,911 (3)	**$10,273 - $19,039 (4)**
Compared to Dewpoint Control System	Compared to Silica Gel Desiccant System

Atmospheric Water Harvesting

Amortizing an AirJouletm atmospheric water generation system, with a projected purchase price of less than 50% of comparable systems over a ten-year life span, produces more than 1,300,000 liters and is cheaper than delivered water

Cost of Water per Liter

$0.005 - $0.0200	**$0.0160 - $0.0630 (5)**	**$0.3700 - $1.3200 (6)**
Base Cost of AirJouletm Produced Water	Tanker Truck Delivery of Bulk Water	Water Delivered in 3 to 5 Gallon Jugs

AirJoule
ENERGY AND WATER FROM AIR

Cooling

AirJouletm is designed to enable evaporative cooling in regions where it is typically ineffective. The energy cost savings derived by using an AirJouletm dehumidifier are expected to have a payback period of 1.5 years

Efficiency

0.5 kWh/ton	**1.5 kWh/ton (7)**
AirJouletm Enabled Evaporative Cooling	Air-Cooled Chiller Plant

AirJouletm Annual Energy Cost Savings per Ton

$1,475	**66% Savings**
AirJouletm Enabled Evaporative Cooling	Compared to Air-Cooled Chiller Plant

1. Based on internal calculations of expected performance.
2. Assumes price of $0.17 kWh and operating 24 hours per day: (https://www.bls.gov/charts/consumer-price-index/consumer-price-index-average-price-data.htm)
3. Quest Model 876 High Efficiency Dehumidifier.
4. Bry-Air Model MP-900 Silica Gel Dehumidifier.
5. https://www.mrwaterdelivery.co.za/pricing/
6. https://www.fixr.com/costs/bottled-water-delivery
7. https://www.csemag.com/articles/air-versus-water-cooled-chilled-water-plants/

Montana Technologies

Montana Technologies | October 2023

Slide 16

MONTANA TECHNOLOGIES MANUFACTURING ECOSYSTEM


BASF
MOF Supplier
IP
Tier-1 Partner (1)
Americas, Africa, Australia
Montana Technologies (IP)
XPDB ($)
JVs
Capital ($)
1.
MOF Coated Contactors
IP
2.
3.
4.
CAMT
Asia, MENA, Europe
3 Other Key Components
Tier-2 & Tier-3 Equipment Suppliers
HVAC OEMs
Powered by AirJouletm
C&I Dehumidification OEMs
Powered by AirJouletm
AirJouletm Module Systems
Water Heater OEMs
Powered by AirJouletm
Air-to-Water Systems
End User Finished Units
Commercial
Industrial
Transportation
Residential
Air-to-Water

Proprietary Key Components: 1. MOF Coated Contactor, 2. Air Pump, 3. Water Vapor Condenser, 4. Vacuum Compressor

1. Partner has not been identified; no arrangement has been entered into as of this time.

Montana Technologies
Montana Technologies | October 2023
Slide 17

MONTANA TECHNOLOGIES' COATED CONTACTOR STRATEGY

DELIVER MOF COATED AIRJOULE^{tm} CONTACTORS TO OEMS FOR INTEGRATION INTO EXISTING HVAC SYSTEMS

1 ALUMINUM HEAT EXCHANGERS



Source Aluminum Heat Exchangers from Wide Variety of Suppliers

2 MOF POWDER COATING



Proprietary MTMOF1 Pore-Engineered at BASF and PNNL

3 DIP COATING HEAT EXCHANGERS



Cost-Effective Coating for Rapid Scale in Partnership with BASF

4 MTMOF1-COATED CONTACTORS



Place Coated Heat Exchangers into Twin Chambers



- **MT/CAMT**



- **OEM**

BASF & Proprietary MTMOF1 Production
BASF & Proprietary MTMOF1 Contactor Coating

Montana Technologies

Montana Technologies | October 2023

Slide 18

KEY COMPONENTS PLAN: PROPRIETARY TECHNOLOGY USING MATURE MANUFACTURING PROCESSES (1)

SCALE-UP: DELIVER MOF COATED CONTACTORS, VACUUM, AND CONDENSER SYSTEMS

- **Proprietary Contactors:** manufacturing collocated w/ BASF coating facility (Unit Cost: **~$187 w/ Coating**)
- **Proprietary Condenser:** brazed plate processes (Unit Cost: **~$100**)
- **Proprietary Air Pump:** molding processes (Unit Cost: **~$100**)
- **Proprietary Vacuum Compressor:** casting processes (Unit Cost: **~$200**)


CUTAWAY VIEW
TO SHOW
CONTACTORS


OEM
MT/CAMT
OEM
OEM
MT/CAMT
OEM
Original Equipment Manufacturer ("OEM") Assembly
CAMT, other JVs, and / or HVAC Manufacturers

1. Illustrative. Based on management estimates, resulting from estimates provided by global suppliers.

Montana Technologies
Montana Technologies | October 2023
Slide 19

MONTANA TECHNOLOGIES' KEY COMPONENTS PLAN (1)

MONTANA TECHNOLOGIES PLANS TO PROVIDE AND SELL PROPRIETARY MOF COATED CONTACTORS IN COMBINATION WITH AIR PUMPS, VACUUM COMPRESSORS, AND WATER VAPOR CONDENSERS TO MANUFACTURE FINISHED AIRJOULE™ UNITS

MOF Materials → **Coating**, **Contactor** → 1. **MOF Coated Contactor** → **AirJoule™**

Other Key Components → 2. **Air Pump**, 3. **Vacuum Compressor**, 4. **Water Vapor Condenser** → **AirJoule™**

Contactor Unit Economics

Sales Price	~$287
Production Cost	~$187
Gross Margin per Coated Contactor	**~$100**

AirJoule™ Key Components Unit Economics

Average Number of Contactors	6
Gross Margin from Contactors	~$600
Other Components Production Cost	~$400
Mark-up on Other Key Components	+
Overhead: SG&A and Royalties	(-)
EBITDA per Key Components of AirJoule™	**~$600**

MT Key Components Plan Includes : 1. **MOF Coated Contactor**, 2. **Air Pump**, 3. **Vacuum Compressor**, 4. **Water Vapor Condenser**

1. Illustrative. Based on management estimates, resulting from estimates provided by global suppliers.

Montana Technologies
Montana Technologies | October 2023 Slide 20

MANUFACTURING LINE ECONOMICS (1)

IRRESPECTIVE OF OWNERSHIP MODEL, MONTANA TECHNOLOGIES EXPECTS TO QUICKLY ACHIEVE CAPITAL-EFFICIENT PRODUCTION THAT ALLOWS FOR THE SELF-FUNDING OF FUTURE MOF COATED CONTACTOR LINES

	Sole Ownership	50 / 50 Joint Venture (2)
MOF Coating Line CapEx (Attributable to Montana Technologies)	<$50 million	<$25 million
Contactors per Line per Year	~1,000,000 units	~1,000,000 units
Mark-up per Contactor	$100	$100
Mark-up of Other Key Components Minus Net Overhead (3)	—	—
Montana Technologies EBITDA per Line	**~$100 million**	**~$50 million**
Payback Period (4)	**<1-Year**	**<1-Year**

1. Illustrative. Based on management estimates, resulting from estimates provided by global suppliers.
2. Montana Technologies' joint venture with CATL provides for a 50/50 ownership split and 50/50 sharing of profits in various countries, but provides a 60/40 split of profits in favor of CATL with respect to sales in China. That 50/50 split can be adjusted over time based on the respective capital contributions to the joint venture entity from the parties.
3. It is expected that the total value of these items will cover incremental overheard expenses, including SG&A and royalty costs.
4. After fully constructed.

Montana Technologies

Montana Technologies | October 2023

Slide 21

CAPITAL-EFFICIENT SCALING OF PRODUCTION: STAGE ONE (1)

WITH SEVERAL PARTNERSHIPS IN PLACE AND A RAPIDLY GROWING PIPELINE OF NEW OPPORTUNITIES, MONTANA TECHNOLOGIES POSSESSES POTENTIAL FOR GLOBAL SCALABILITY AT ATTRACTIVE MARGINS

				50 /50 Joint Venture (2)	
Partnerships	**Agreement**	**Location**	**Contactors per Year**	**MT CapEx**	**MT EBITDA Opportunity**
BASF Existing Line	Development and Supply Agreement	Nienburg, Germany	~100,000	$0 million	~$5 million
CAMT JV	CAMT JV / CAMT Climate Solutions, Ltd.	Asia	~1,000,000	~$25 million	~$50 million
CAMT JV	CAMT JV / CAMT Climate Solutions, Ltd.	Germany	~1,000,000	~$25 million	~$50 million
Industrial Partner JV	TBD	North America	~1,000,000	~$25 million	~$50 million
Total			**~3,100,000**	**~$75 million**	**~$155 million**

Note: Assumes no benefits from Inflation Reduction Act (IRA) and all-equity financing.

1. Illustrative. Based on management estimates, resulting from estimates provided by global suppliers.
2. Montana Technologies' joint venture with CATL provides for a 50/50 ownership split and 50/50 sharing of profits in various countries, but provides a 60/40 split of profits in favor of CATL with respect to sales in China. That 50/50 split can be adjusted over time based on the respective capital contributions to the joint venture entity from the parties.

Montana Technologies

Montana Technologies | October 2023

Slide 22

QUANTITATIVE ANALYSIS OF PUBLICLY TRADED LANDSCAPE

	Key HVAC Players							Water-Related Players				
	Average	Carrier	Daikin	Johnson Controls	Lennox	Munters	Trane	Average	Ecolab	Evoqua (1)	Watts	Xylem
Stock Price	-	$55.20	$15.68	$53.21	$374.44	$12.93	$202.91	-	$169.40	$52.89	$172.82	$91.03
Equity Value ($mm)	31,763	46,237	46,111	36,200	13,298	2,385	46,344	20,413	48,285	6,712	4,732	21,923
Enterprise Value ($mm)	36,123	52,614	47,905	47,378	15,041	2,782	51,018	23,456	56,821	7,500	5,675	23,830
Revenue (CY 2023E) ($mm)	17,063	22,478	28,873	27,317	4,851	1,241	17,617	6,625	15,406	1,875	2,020	7,200
EBITDA (CY 2023E) ($mm)	2,711	3,750	4,057	4,247	882	188	3,139	1,270	3,040	328	390	1,324
EV / Revenue												
CY 2023E	2.3x	2.3x	1.7x	1.7x	3.1x	2.2x	2.9x	3.5x	3.7x	4.0x	2.8x	3.3x
CY 2024E	2.2x	2.3x	1.6x	1.7x	3.0x	1.9x	2.8x	3.2x	3.5x	3.8x	2.7x	2.9x
EV / EBITDA												
CY 2023E	14.2x	14.0x	11.8x	11.2x	17.1x	14.8x	16.3x	18.5x	18.7x	22.9x	14.5x	18.0x
CY 2024E	12.9x	13.3x	10.9x	10.3x	16.1x	11.8x	15.1x	16.6x	16.7x	21.1x	13.8x	14.9x
Revenue Compound Annual Growth Rate (CY 2022A - CY 2024E)	8%	7%	3%	6%	3%	20%	8%	10%	7%	5%	3%	23%
Gross Margin (CY 2023E)	32%	27%	34%	34%	30%	31%	32%	39%	40%	32%	45%	38%
EBITDA Margin (CY 2023E)	16%	17%	14%	16%	18%	15%	18%	19%	20%	17%	19%	18%

Source: Company filings and FactSet as of September 29, 2023.

1. Stock Price reflects implied Evoqua transaction price assuming Xylem / Evoqua all-stock acquisition at a 0.480 exchange ratio. Equity Value assumes $52.89 stock price. Enterprise Value per January 23, 2023 Investor Presentation. Reflects 2023E Revenue, Gross Margin and EBITDA as of January 20, 2023 (unaffected date). All other estimates also as of unaffected date.

Montana Technologies

Montana Technologies | October 2023 Slide 23

ILLUSTRATIVE DE-SPAC VALUATION FRAMEWORK (1)(2)

ASSUMING 3 AND 6 GLOBAL LINES OF PRODUCTION

Illustrative Fully Distributed EBITDA Multiple	**10.0x**	**15.0x**	**20.0x**
3 Production Lines – All 50/50 Joint Ventures (Annualized EBITDA)	~$150 million	~$150 million	~$150 million
Implied Fully Distributed Enterprise Value	~$1.5 billion	~$2.3 billion	~$3.0 billion
Implied Discount Relative to $500 million (Pro Forma Enterprise Value) ***Multiple of $500 million (Pro Forma Enterprise Value)***	**67%** ***3.0x***	**78%** ***4.5x***	**83%** ***6.0x***
6 Production Lines - All 50/50 Joint Ventures (Annualized EBITDA)	~$300 million	~$300 million	~$300 million
Implied Fully Distributed Enterprise Value	~$3.0 billion	~$4.5 billion	~$6.0 billion
Implied Discount Relative to $700 million (Pro Forma Enterprise Value + $200 million Earnout) ***Multiple of $700 million (Pro Forma Enterprise Value + $200 million Earnout)***	**77%** ***4.3x***	**84%** ***6.4x***	**88%** ***8.6x***

1. Illustrative. Based on management estimates, resulting from estimates provided by global suppliers.
2. Montana Technologies' joint venture with CATL provides for a 50/50 ownership split and 50/50 sharing of profits in various countries, but provides a 60/40 split of profits in favor of CATL with respect to sales in China. That 50/50 split can be adjusted over time based on the respective capital contributions to the joint venture entity from the parties.

Montana Technologies

Montana Technologies | October 2023 Slide 24

AIRJOULE™ COMPARATIVE ANALYSIS

	AirJoule ENERGY AND WATER FROM AIR	Next-Gen HVAC Technology	Conventional HVAC Technology	Atmospheric Water Generation
Technology	Metal Organic Framework ("MOF") with energy-efficient pressure swing system	Vapor compression refrigerant systems / hybrid desiccant	Vapor compression refrigerant systems	Vapor compression refrigerant systems / hybrid desiccant (4)
Applications: Dehumidification	✓	✓	✓	✗
Cooling	✓	✓	✓	✗
Heating	✓	✓	✓	✗
Water Heating	✓	✗	✗	✗
Atmospheric Water Harvesting	✓	✗	✗	✓
Performance Improvement Over Baseline – MRE (Moisture Removal Efficiency)	4 – 11x (1)	Up to 2x (2)	Baseline for relative comparison	None
Efficiency – WH/L (Watt-Hours/Liter)	45 – 90 WH/L (3)	As low as 277 WH/L (2)	350 – 450 WH/L	315 – 450 WH/L (4)
Refrigerants	No refrigerants	Utilizes refrigerants	Utilizes refrigerants	Utilizes refrigerants (4)
Selected Industry Participants		transaera beyond air., Energetico, Blue Frontier, Mojave	Trane, Carrier, Haier, Daikin, Songz	Source, Airwater Co., Watergen
Key Takeaways	*AirJoule™ provides unprecedented moisture removal efficiency for dehumidification, cooling, heating, and atmospheric water harvesting, as compared to all other technologies, old and new*			

Source: Publicly available information from company filings, company websites, and press releases.

1. Based on a technical assessment conducted by an independent national laboratory.
2. Management's belief based on representations of Next-Gen HVAC Technology: https://mojavehvac.com/wp-content/uploads/2023/09/ArctiDry-spec-sheet-Proposed-Final.pdf
3. Based on internal calculations of expected performance.
4. Management believes most AWG technologies use vapor compression refrigerant systems. However, SOURCE Global (https://www.source.co/) is a solar powered system and does not utilize refrigerants, but with limited water output.

Montana Technologies

Montana Technologies | October 2023 Slide 25

ANTICIPATED DE-SPAC VALUATION OFFERS A COMPELLING ENTRY POINT

Comparable public **"category-defining"** companies: disruptive first movers have various levels of commercial validation (1)

Montana Technologies represents (1) unique technology, (2) near-term deployment, (3) attractive valuation and (4) defensible long-term positioning

	Montana Technologies	NETPOWER	NUSCALE	QuantumScape	FREYR	chargepoint	stem	FLUENCE
Market	**Atmospheric Water Harvesting and HVAC**	**24/7 CFE - Natural Gas**	**24/7 CFE - Advanced Nuclear**	**EV Batteries**	**EV Battery Components**	**EV Charging**	**Utilities & Energy Storage**	**Utilities & Energy Storage**
Ticker	*TBD*	*NYSE: NPWR*	*NYSE: SMR*	*NYSE: QS*	*NYSE: FREY*	*NYSE: CHPT*	*NYSE: STEM*	*NASDAQ: FLNC*
Business Model	Key components production	Technology licensor business model	Product, services and delivery business model	Solid-state battery pack manufacturer	Key components production	Diversified charging operator	Energy-as-a-service business model	Energy-as-a-service business model
Competing technical designs	**No** competing designs	**No** competing semi-closed loop sCO2 designs	**Numerous**	**Numerous**	**Numerous**	**Limited**	**Numerous**	**Numerous**
Target construction timeline	**1-year**	**~3-year** construction timeline from order to COD	**~8-year** construction timeline from order to COD	N/A	**~2.5-year** construction timeline for production plant	Less than 1-year	N/A	Timing dependent on project scope
Target date of first full-scale deployment	Expected in **2024**	First full-scale deployment in **2026** (NPWR-led Consortium)	First full-scale deployment in **2029**	Commercial production not projected until after **2025**	Start of production targeted for **Summer 2025**	**Commercial**	**Commercial**	**Commercial**
De-SPAC / IPO date	de-SPAC date: TBD	de-SPAC date: Dec. 14th, 2022	de-SPAC date: Dec 12th, 2021	de-SPAC date: Sept. 3rd, 2020	de-SPAC date: Jan 29th, 2021	de-SPAC date: Sept. 24th, 2020	de-SPAC date: Dec. 4th, 2020	IPO date: Oct. 27th, 2021
Valuation at de-SPAC / IPO (1)	**$0.5 billion** est. at announcement of de-SPAC	**$1.5 billion** est. at announcement of de-SPAC	**$1.9 billion** at de-SPAC	**$3.3 billion** at de-SPAC	**$0.5 billion** at de-SPAC	**$2.4 billion** at de-SPAC	**$0.8 billion** at de-SPAC	**~$4.0 billion** at IPO
Current EV	N/A	**$2.3 billion**	**$0.3 billion**	**$2.4 billion**	**$0.3 billion**	**$1.8 billion**	**$1.1 billion**	**$2.5 billion**

Source: Company filings, FactSet, and PitchBook. Market data as of September 29, 2023.
1. Comparable company information and capital raise detail as disclosed in public company filings.

Montana Technologies

Montana Technologies | October 2023 Slide 26

Slide 27 Montana Technologies | October 2023 TAM: >$355 billion (1) TAM: >$100 billion (2) Heating, Ventilation, and Air Conditioning (“HVAC”) Atmospheric Water Harvesting SHORT ANTICIPATED TIME TO MARKET ~$455 BILLION TOTAL ADDRESSABLE MARKETS (“TAM”) Q3 ‘19 ‘24 Q4 ‘23 Q1 ‘21 Total Addressable Markets PNNL Initiates Research PNNL Discovery (3) Montana Technologies Global License Agreement with CATL Montana Technologies Prototype 4 Production Prototype Closing of De - SPAC Transaction First Production Line and Revenues Timeline of Accomplishments To Date and Anticipated Milestones Q3 ‘20 Q1 ‘23 Q4 ‘23 Q3 ‘21 1. https:/ /w w w.thebrainyinsights.com/report/hvac - system - market - 12572 2. https:/ /w w w.nature.com/articles/s41586 - 021 - 03900 - w 3. Refer to page titled “Montana Technologies’ Strategic Global Partnerships” for additional detail.

TRANSACTION OVERVIEW

MONTANA TECHNOLOGIES FINANCING CONTINUUM: FIRST, RAISE $100MM IN EITHER COMMON EQUITY OR CONVERTIBLE NOTES, THEN DESPAC IN Q4 OF 2023

PRELIMINARY SOURCES AND USES

($ in millions)	$	%
XPDB Shares at $10.00	$404	66.2%
Cash Held in Trust at $10.00 Per Share (1)	$106	17.4%
Expected Private Placement Gross Proceeds	$100	16.4%
Total Sources	**$610**	100.0%
Equity Consideration to Existing Shareholders at $10.00 (2)	$404	66.2%
Cash to Balance Sheet	$186	30.5%
Estimated Transaction Expenses	$20	3.3%
Total Uses	**$610**	100.0%

PRELIMINARY PRO FORMA VALUATION

($ and shares in millions, except per share data)	
Share Price	$10.00
Pro Forma Shares Outstanding (3)	68.6
Pro Forma Equity Value	**$686**
Less: Pro Forma Cash Balance	($186)
Pro Forma Enterprise Value	**$500**

1. Reflects current value of trust, excluding overcapitalization.
2. Excludes earnout provision of up to $200 million at $10.00 per share that may be earned by existing shareholders within 5 years after closing based on annualized EBITDA milestones expected from completion of new production capacity.
3. Includes 10.6 million shares held by public shareholders, 11.8 million shares from expected private placement (estimate based on $8.50 purchase price), 40.4 million shares issued to Montana Technologies existing shareholders and 5.8 million XPDB sponsor shares. XPDB sponsor shares exclude 1.4 million shares subject to earnout.

Montana Technologies

Montana Technologies | October 2023 Slide 28

INVESTMENT HIGHLIGHTS

- **Transformational Technology:** 5 – 10x energy reduction, air-to-water and HVAC solutions
  - Applications across dehumidification, atmospheric water generation and evaporative cooling help solve two of the world's most problematic issues: demand for energy-efficient HVAC and water stress
- **Leading Partnerships:**
  - Partnerships help accelerate manufacturing of materials and components as well as provide product validation and commercialization

Pacific Northwest NATIONAL LABORATORY · BASF · CATL

- **Capital Efficient and Highly Scalable Business Model:** <$50 million capex investment expected to generate ~$100 million EBITDA per line
  - Montana Technologies expects to self-fund future production lines through capital-efficient production
- **Large Addressable Market:** >$100 billion air-to-water and $355 billion HVAC markets
  - Scaling to base case production lines would represent a de minimis proportion of the ~$455 billion market
- **Key Components Plan:** Deliver proprietary technology for OEM assembly
  - MOF-coated contactors to be sold in combination with air pumps, vacuum compressors and water vapor condensers
- **Strong Management:** Team supported by some of the nation's leading scientists in this area
  - Combined 140+ years of experience across commercialization, finance, operations and research

Montana Technologies

Montana Technologies

Montana Technologies | October 2023 Slide 29

APPENDIX Appendix

BRIEF HISTORY OF CATL [1]

CATL HAS QUICKLY BECOME THE WORLD'S LARGEST LITHIUM-ION BATTERY PRODUCER BASED ON MARKET SHARE (CALCULATED BASED ON SALES AND SHIPMENTS)

2011

Establishment of CATL

***Ranked #1 Globally** in EV Battery Consumption for Six Consecutive Years* [2]

***Ranked #1 Globally** in BESS Battery Shipment for Two Consecutive Years* [2]

Future

Target manufacturing capacity of 800+ GWh by 2030

2017

CATL Surpasses Panasonic as the World's Largest Lithium-ion Battery Producer in Terms of Sales

2018

Listed on the Shenzhen Stock Exchange

Established JVs with Geely Auto Group and FAW Group

2021

Yibin and Lingang Production Facilities Began Operating

Ningde Plant Selected as a Member of the Global Lighthouse Network by World Economic Forum

Revealed Sodium-ion Battery for the Automotive Market

2022

Yibin Plant Certified as the World's First Zero-Carbon Battery Factory

Reached 37% of the Global EV Market Share, Equal to 191.6 GWh of Production


Historical Market Cap (in billions) (3)
CATL
$300
$240
$180
$120
$60
$0
Jun-18
Dec-18
Jun-19
Dec-19
Jun-20
Dec-20
Jun-21
Dec-21
Jun-22
Dec-22
Jun-23

1. Historical accomplishments and timeline are from CATL's website and public information.
2. https://www.catl.com/en/about/profile/
3. Market cap data per CapIQ as of September 29, 2023.

Montana Technologies

Montana Technologies | October 2023 Slide 31

AIRJOULE™ PATENTS AND PATENT APPLICATIONS

3 MASTER PATENTS AND APPLICATIONS FILED IN 44 COUNTRIES



Patents and applications filed by PNNL/Battelle/DOE

- Atmospheric water extractor self-regenerating dehumidifier
  - 31655-e application under patent cooperative treaty – all countries
  - United states 31655-e
  - China p.R. 31655-e cn
  - India 31655-e in patent cooperation treaty 31655-e pct
  - Taiwan 31655-e tw
- US10695741 MOF synthesis method
- PNNL MOF pore engineering to broaden uptake capacity of mil 100 FE


HUMID AIR
DRY AIR
Coolant Source
POTABLE WATER

Inventions and patent applications filed by Montana Technologies

- Latent energy and water harvesting system
- Evaporative cooling and water recapture system
- Evaporative heat pump system
- Water heating system
- Low relative humidity drying system
- Pre and mid cool integration coil
- Advanced vacuum pump system
- Isothermal condenser design
- Gate and seal systems and methods
- HVAC system with SRD integration
- Microchannel harvester / contactor

Montana Technologies

Montana Technologies | October 2023 Slide 32

Slide 33 Montana Technologies | October 2023 WATER HARVESTING METRICS FOR NOMINAL 750 CFM AIRJOULE tm SYSTEM (1)(2) LESS THAN HALF OF A CENT PER LITER (EXPECTED PRODUCTION) Moisture Removal Efficiency “MRE” (kg/kWh) Water Production (kg/h) Auxiliaries (W) Condenser Cooling Fan (W) AirJoule tm Fan (W) Air Purge Pump (W) Vacuum Swing Compressor (W) Status Version 3c 1 – 2 0.8 – 1.7 NA NA NA NA NA ▪ Built ▪ Demonstrated (Q2 ’22) ▪ Subscale (3) Prototype 3 3.8 – 5.9 3 – 7 40 - 50 NA 120 - 150 160 – 300 500 – 700 ▪ Built ▪ Demonstrated (Q1 ’23) Prototype 4 7 – 10 8 – 12 25 - 40 200 – 300 120 - 150 80 – 100 500 – 700 (4) ▪ Being Built (Q4 ‘23) Prototype 5 9 – 12 10 – 14 20 - 30 100 - 150 90 – 100 60 - 90 500 – 600 (5) ▪ Design (expected ’24) Production (Q2 ’22) 1 – 2 kg/kWh ▪ Prototype 3: (Q1 ’23) 3.8 – 5.9 kg/kWh ▪ Prototype 4: (Q4 ‘23) 7 – 10 kg/kWh ▪ Prototype 5: (’24) 9 - 12 kg/kWh ▪ Production: 1. Based on internal calculations of expected performance. 2. Based on a technical assessment conducted by an independent national laboratory. 3. Nominal 300 CFM design 4. Assumes Vacuum Swing Compressor (VSC) efficiency of 65% 5. Assumes Vacuum Swing Compressor (VSC) efficiency of 70%

Slide 34 Montana Technologies | October 2023 1. Based on internal calculations of expected performance. AIRJOULE tm BASIC PROCESS FLOW DIAGRAM (1) TRADITIONAL DESICCANT AND DX SYSTEMS OPERATE AT ~1,100 WH/L AND ~450 WH/L, RESPECTIVELY. DOE STRETCH TARGET 190 WH/L, MONTANA HAS ACHIEVED 130 WH/L, AND STRIVES TO ACHIEVE 85 WH/L DOE FOA 0002864 Stretch Target = 190 WH/L 1 2 3 Power (W) Component 57 AirJoule tm Primary Fan 708 Vacuum Swing Compressor 299 Condenser Blower 10 HX Fluid Pump 1 Condensate Pump 45 Valves and Motor 35 Control System and Sensors 23.8 Air Purge Pump (APP) 1,179 Total 3 85.4 Energy Efficiency (WH/L) 1 1,110 EIP DD1200 (WH/L) 2

AIRJOULEtm TRANSFORMATIONAL TECHNOLOGY WATER HEATING


APP – Air purge pump
HX – liquid-liquid heat exchanger
VSC – Vacuum swing compressor
WP – water pump
APP
VSC
Air Flow
Condenser
Adsorber
Desorber
HX
WP
Condensate
To Hot Water Tank
Hot Water Supply
Water Supply

Highlights [1][2][3]

- Average U.S. household uses approximately 50-60 gallons of hot water per day
  - ✓ Showering
  - ✓ Bathing
  - ✓ Dishwashing
  - ✓ Laundry
  - ✓ Cleaning
- Accounts for about 17-20% of household energy use or about 2500-3000 kWh per year depending on household occupancy
- Municipal water is assumed to be supplied at 18°C
- Flow rate is controlled so that discharge temperature from condenser ranges from 48°C to 50°C
- Dehumidified exhaust air from AirJouletm provides secondary energy savings by reducing latent cooling load on household A/C system

1. https://www.energy.gov/energysaver/water-heating
2. https://www.engineeringtoolbox.com/hot-water-consumption-person-d_91.html
3. https://www.energy.gov/energysaver/sizing-new-water-heater

Montana Technologies
Montana Technologies | October 2023 Slide 35

AIRJOULE™ TRANSFORMATIONAL TECHNOLOGY WATER HEATING ENERGY CONSUMPTION (COP) (1)(2)

WATER HEATERS WITH: ① ELECTRIC RESISTIVE ELEMENTS AND ② HEAT PUMPS, HAVE A COP OF 1.0 AND 3.2, RESPECTIVELY. AIRJOULE™ WATER HEATERS ARE EXPECTED TO ③ HAVE AN AVERAGE COP OF 7.1

AirJoule™ Water Heater Diagram



Exhaust
27°C, 27% RH
Fan
24 W
APP
27°C
15 mbar
2.4 kg/hr H2O (v)
150 W
VSC
146°C
32 mbar
51°C
Condenser
HX
To Hot Water Tank
48°C
Water Supply
47 L/hr
18°C
WP
47 L/hr
1.9 kWth
WP
Condensate
2.4 L/hr
29°C
+2.0 kWth
Adsorber
Desorber
-2.0 kWth
WP
6 L/min
Air Intake
200 CFM
25°C, 60% RH

AirJoule™ Water Heater

Component	Value
Vacuum Pump	
Intake Pressure (mbar)	15
Compression Ratio	2.1
Discharge Pressure (mbar)	31.5
Discharge Temperature (°C)	146
Power Consumption (W)	150
Condenser	
Vapor Side Pressure Drop (Pa)	50
Vapor Side ΔT (°C)	-118
Cooling Duty (kW_{th})	1.9
Condenser WP1 Power (W)	5
AirJoule™ Fan	
Efficiency (CFM/W)	8.2
Power Consumption (W)	24
Coolant Exchange Pump	
Flow Rate (L/min)	6
Power Consumption (W)	6
Condensate Pump	
Flow Rate (L/hr)	2.4
Power Consumption (W)	2
Water Supply Pump	
Power Consumption (W)	5
Valves, Door Motor, Control System Electronics	
Power Consumption (W)	65
Air Purge Pump	9
Total Power Consumption (kW_e)	***0.27***
Heating Power Delivered (kW_{th})	***1.90***
AirJoule™ Water Heater COP	***7.1***

① **Electric Element COP =1.0** ② **DX Heat Pump COP = 3.2** ③ **AirJoule™ COP = 7.1**

1. Based on internal calculations of expected performance.
2. https://www.deppmann.com/blog/monday-morning-minutes/heat-pump-water-heaters-capacity-cop-weather-part-8/

Montana Technologies

Montana Technologies | October 2023 Slide 36

All references to the "company," "we," "us" or "our" refer to Montana Technologies and its consolidated subsidiaries prior to the Potential Business Combination . The risks presented below are non - exhaustive descriptions of certain of the general risks related to the business of Montana Technologies and XPDB and the Potential Business Combination, and such list is not exhaustive . The list below has been prepared solely for purposes of inclusion in these Presentation Materials and not for any other purpose . You should carefully consider these risks and uncertainties and should carry out your own diligence and consult with your own financial and legal advisors concerning the risks presented by the Potential Business Combination . Risks relating to the business of Montana Technologies, the Potential Business Combination and the business of XPDB following the consummation of the Potential Business Combination will be disclosed in future documents filed or furnished by Montana Technologies or XPDB with the SEC, including the documents filed or furnished in connection with the Potential Business Combination . The risks presented in such filings will be consistent with SEC filings typically relating to a public company, including with respect to the business and securities of Montana Technologies and XPDB and the Potential Business Combination, and may differ significantly from, and be more extensive than, those presented below . Risks Related to Our Business and Our Industry • We have not yet commenced planned business line activities and have a limited operating history, which may make it difficult to evaluate the prospects for our future viability. There is no assurance that we will successfully execute our proposed strategy. • We will initially depend on revenue generated from a single product and in the foreseeable future will be significantly dependent on a limited number of products. • We face significant barriers in our attempts to deploy our technology and may not be able to successfully develop our technology. If we cannot successfully overcome those barriers, it could adversely impact our business and operations. • Our commercialization strategy relies heavily on our relationships with BASF, CATL and other third parties and partners who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate, which could adversely impact our business and financial condition. • Demand for our products may not grow or may grow at a slower rate than we anticipate • Our financial results depend on successful project execution and may be adversely affected by cost overruns, failure to meet customer schedules, failure of our suppliers or partners to fulfill their obligations to us or other execution issues. • COVID - 19 and any future widespread public health crisis could negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our future customers and result in reduced demand for our products . • Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations . • Manufacturing issues not identified prior to design finalization, long - lead procurement and/or fabrication could potentially be realized during production or fabrication and may impact our deployment cost and schedule, which could adversely impact our business . • Our sales and profitability may be impacted by, and we may incur liabilities as a result of, warranty claims, product defects, recalls, improper use of our products, or our failure to meet performance guarantees or customer safety standards . • Increased scrutiny of environmental, social and governance (“ESG”) matters, including our completion of certain ESG initiatives, could have an adverse effect on our business, financial condition and results of operations, result in reputational harm and negatively impact the assessments made by ESG - focused investors when evaluating us . • Physical and transition risks arising from climate change, including risks posed by the increased frequency or severity of natural and catastrophic events and regulations or policies related to climate change, may negatively impact our business and operations . • Our business and current and future production facilities are subject to liabilities and operating restrictions arising from environmental, health and safety laws, regulations, and permits . We will be subject to environmental, health and safety laws and regulations in multiple jurisdictions, which impose substantial compliance requirements on our operations . Our operating costs could be significantly increased in order to comply with new or more stringent regulatory standards in the jurisdictions in which we operate . • We expect to be dependent on a limited number of customers and end markets . A decline in revenue from, or the loss of, any significant customer, could have a material adverse effect on our financial condition and operating results . RISK FACTORS

• We may depend on sole - source and limited - source suppliers for key components and products. If we are unable to source these components and products on a timely basis or at acceptable prices, we will not be able to deliver our products to our customers and production time and production costs could increase, which may adversely affect our business. • We may face supply chain competition, including competition from businesses in other industries, which could result in insufficient inventory and negatively affect our results of operations. • We are subject to risks associated with changing technology, product innovation, manufacturing techniques, operational flexibility and business continuity, which could place us at a competitive disadvantage. • We expect to incur research and development costs and devote resources to identifying and commercializing new products, which could reduce our profitability and may never result in revenue to us. • Our long - term success will depend ultimately on implementing our business strategy and operational plan, as well as our ability to generate revenues, achieve and maintain profitability and develop positive cash flows. • We may lack sufficient funds to achieve our planned business objectives. Our ability to continue as a going concern is dependent on (i) continued financial support from our shareholders and other related parties, (ii) raising capital via external financing and/or (iii) attaining profitable operations. We may seek to raise further funds through equity or debt financing, joint ventures, production sharing arrangements or other means. Any inability to access the capital or financial markets may limit our ability to fund our ongoing operations and execute our business plan to pursue investments that we may rely on for future growth. • Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated and future development activities may not result in profitable operations. • Our long - term success depends, in part, on our ability to negotiate and enter into sales agreements with, and deliver our products to, customers on commercially viable terms. There can be no assurance that we will be successful in securing such agreements. • Exchange rate fluctuations may materially affect our results of operations and financial condition. • If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer. • We may face significant competition from established companies with longer operating histories, customer incumbency advantages, access to and influence with governmental authorities and more capital resources than we do. • Any failure by our management to properly manage our growth could have a material adverse effect on our business, operating results and financial condition. • Damage to our reputation or brand image could adversely affect our business. • The occurrence of significant events against which we may not be fully insured could have a material adverse effect on our business, financial condition and results of operations. • The threat of global economic, capital markets and credit disruptions pose risks to our business. • Inflation may increase our operating costs. • Our business may be adversely affected by force majeure events outside of our control, including labor unrest, civil disorder, war, subversive activities or sabotage, extreme weather conditions, fires, floods, explosions or other catastrophes or epidemics. • If the estimates and assumptions we use to determine the size of our total addressable market are inaccurate, our future growth rate may be affected and the potential growth of our business may be limited. Risks Related to Legal, Compliance and Regulations • There are risks associated with operating in foreign countries, including those related to economic, social and/or political instability, and changes of law affecting foreign companies operating in that country . In particular, we may suffer reputational harm due to our business dealings in certain countries that have previously been associated, or perceived to have been associated, with human rights issues . Increased scrutiny and changing expectations from investors regarding ESG considerations may result in the decrease of the trading price of our securities . • Our business may require numerous permits, licenses and other approvals from various governmental agencies, and the failure to obtain or maintain any of them, or delays in obtaining them, could materially adversely affect us . • Our failure to comply with applicable anti - corruption, anti - bribery, anti - money laundering, antitrust, foreign investment and similar laws and regulations could negatively impact our reputation and results of operations . • Our business could be adversely affected by trade wars, trade tariffs or other trade barriers . RISK FACTORS

Risks Related to Intellectual Property and Technology • Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. • Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to our intellectual property rights may be costly. • We may need to defend ourselves against claims that we infringe, have misappropriated or otherwise violate the intellectual property rights of others, which may be time - consuming and would cause us to incur substantial costs . Third - party claims that we are infringing on intellectual property, whether successful or not, could subject us to costly and time - consuming litigation or expensive licenses, and our business could be adversely affected . • Cyber - attacks or a failure in our information technology and data security infrastructure could adversely affect our business and operations . • A number of foreign countries do not protect intellectual property rights to the same extent as the United States . Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the infringement, misappropriation or unauthorized use of our intellectual property rights, technology and other proprietary rights may be difficult and costly outside of the United States . Furthermore, legal standards relating to the intellectual property rights are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our patent rights, trade secrets and other intellectual property rights . • We rely on licenses to use the intellectual property rights of third parties, which are incorporated into our products, services and offerings . Risks Related to Being a Public Company • The market price of shares of our common stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment. • Since the redemption by XPDB’s public stockholders, there may be increased volatility in the trading of XPDB common stock due to a lower public float. • We do not intend to pay dividends on our common stock for the foreseeable future. • If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our common stock could decline. • Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt issued to raise additional capital may reduce the value of our common stock. • Our issuance of additional shares of common stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price. • Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the closing of the Potential Business Combination could cause the market price for our common stock to decline. • The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes - Oxley Act and the requirements of the Nasdaq, may strain our resources, increase our costs and require additional attention of management, and we may be unable to comply with these requirements in a timely or cost - effective manner. • We are an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors. • Our management has limited experience in operating a public company. • Changes to, or changes to interpretations of, the U.S. federal, state, local or other jurisdictional tax laws could have a material adverse effect on our business, financial condition and results of operations. Risks Related to the Potential Business Combination • XPDB’s stockholders will have a reduced ownership and voting interest after the Potential Business Combination and will exercise less influence over management. • The market price of shares of the post - combination company’s common stock after the Potential Business Combination may be affected by factors different from those currently affecting the prices of shares of XPDB Class A common stock. • XPDB has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view. RISK FACTORS

• If the Potential Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline . • There can be no assurance that the post - combination company’s common stock will be approved for listing on the Nasdaq or that the post - combination company will be able to comply with the continued listing standards of the Nasdaq . • The consummation of the Potential Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Potential Business Combination may not be completed • The parties to the merger agreement may amend the terms of the merger agreement or waive one or more of the conditions to the closing of the Potential Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the merger agreement may result in a conflict of interest when determining whether such changes to the terms of the merger agreement or waivers of conditions are appropriate and in the best interests of our stockholders . • Termination of the merger agreement could negatively impact Montana Technologies and XPDB . • Montana Technologies will be subject to business uncertainties and contractual restrictions while the Potential Business Combination is pending • XPDB’s directors and officers may have interests in the Potential Business Combination different from the interests of XPDB’s stockholders . • Montana Technologies’ directors and officers may have interests in the Potential Business Combination different from the interests of Montana Technologies’ equity holders . • The Sponsor may have interests in the Potential Business Combination different from the interests of XPDB’s stockholders . • Because Montana Technologies will become a publicly traded company through the Potential Business Combination rather than an underwritten initial public offering, the scope of due diligence conducted may be different from that conducted by an underwriter in an underwritten initial public offering. • The Potential Business Combination will result in changes to the board of directors that may affect our strategy. • The merger agreement contains provisions that may discourage other companies from trying to acquire Montana Technologies for greater merger consideration. • The merger agreement contains provisions that may discourage XPDB from seeking an alternative business combination. • The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Potential Business Combination may differ materially. • XPDB and Montana Technologies will incur transaction costs in connection with the Potential Business Combination. • XPDB’s stockholders will have their rights as stockholders governed by the post - combination company’s organizational documents. • The Sponsor has agreed to vote in favor of each of the proposals presented at the Special Meeting, regardless of how XPDB’s public stockholders vote. • XPDB’s and Montana Technologies’ ability to consummate the Potential Business Combination, and the operations of the post - combination company following the Potential Business Combination, may be materially adversely affected by the recent coronavirus (COVID - 19 ) pandemic . • BofA Securities, Inc . (“BofA”), one of the underwriters in XPDB’s IPO, along with Barclays Capital Inc . , was to be compensated, in part, on a deferred basis for already - rendered underwriting services in connection with XPDB’s IPO, yet it waived such compensation without any consideration from XPDB and, effective as of June 20 , 2023 , resigned and withdrew from its role in the Potential Business Combination . As a result, BofA disclaims any responsibility for this proxy statement/prospectus and will not be associated with the disclosure or underlying business analysis related to the Potential Business Combination, which could result in an increased number of XPDB’s stockholders voting against the Potential Business Combination or seeking to redeem their shares for cash . RISK FACTORS